AVOCADO MARKETING AGREEMENT

This avocado marketing agreement is being entered into by and between CALAVO GROWERS, INC. (Calavo), whose mailing address is 2530 Red Hill Avenue, Santa Ana, California, 92705-5542, and   Limoneira Co.   (Grower), whose mailing address is    1141 Cummings Rd   and whose social security or federal tax identification number is   77-0260692.

This agreement shall be effective    2/8/03  , and shall continue in effect until terminated at any time by either party upon written notice to the other.

Grower shall deliver California avocados to Calavo and deliveries will be acknowledged by the issuance of Calavo receipt forms.

Calavo agrees to receive, handle, market and sell the avocados in such markets and at such prices and at such terms as Calavo shall determine. Title will pass to Calavo upon delivery to Calavo’s facility. Calavo will apply its grades and standards in the handling of the avocados and Grower agrees to be bound by Calavo’s grades and standards.

Calavo will pay Grower for delivered avocados by variety, size and grade on a pooled basis on approximately the 15th (fifteenth) day of the month following delivery. Calavo will deduct from its payment to Grower any advances on picking and hauling, Marketing Order assessments and other normal or mandatory deductions that are customary in the industry.

Grower warrants that the avocados have been grown and harvested in conformity with all applicable federal, state and local laws and regulations.

Grower warrants that he is the owner of the avocados.

This Agreement constitutes the entire agreement between Calavo and Grower and may not be modified expect by both parties’ written agreement.

This Agreement is made under the laws of the State of California and may be terminated at any time by either party upon written notice.

Any dispute under this Agreement shall be resolved by arbitration in Santa Ana, California pursuant to the rules, then obtaining, of the American Arbitration Association and the prevailing party shall be entitled to reasonable attorney’s fees and all costs.

GROWER		CALAVO GROWERS, INC.

Executed at:	Santa Paula
(City)

This Date:	2/8/03	By:

By:		Date:

JUNE 1, 2005

Harold S. Edwards President & CEO Limoneira Company 1141 Cummings Road Santa Paula, CA 93060	Lecil E. Cole Chairman and CEO Calavo Growers, Inc. 2530 Red Hill Avenue P.O. Box 26081 Santa Ana, CA 92705-5542

Re:     Letter Agreement Regarding Fruit Commitment

Dear Messrs. Edwards and Cole:

This Letter Agreement sets forth the mutual understanding and contractual agreement between Limoneira Company, a Delaware corporation (“Limoneira”), and Calavo Growers, Inc., a California corporation (“Calavo”), with respect to the marketing of Limoneira’s avocados by Calavo. Calavo agrees to pay to Limoneira quarterly for Limoneira’s avocados marketed through Calavo $.04 per pound over and above the normal pool price paid by Calavo to growers.  Limoneira shall be entitled to verify from time to time the pack-outs reported by Calavo on Limoneira fruit by picking the fruit from a specific orchard block, delivering half of the fruit to Calavo and half to another packer, then comparing the pack-outs reported by each. If the pack-outs reported by Calavo are more than 3% below those reported by the other packer, Limoneira may terminate this Agreement and the Avocado Marketing Agreement described below. In addition to the $.04 per pound allowance provided for above, Calavo shall pay to Limoneira a “haul credit” not less than that paid by Calavo to other growers, and in no event less than $.015 per pound.

This Agreement shall renew annually upon the execution and delivery by Limoneira and Calavo of an Avocado Marketing Agreement in the form of that attached heroto as Exhibit A. Such Marketing Agreement may be modified from time to time by mutual agreement of the parties.

CALAVO GROWERS, INC.		LIMONEIRA COMPANY

By:	/s/ Lecil E. Cole	By	/s/ Harold S. Edwards

Name & Title:	Lecil E. Cole	Name & Title:	Harold S. Edwards
CEO		CEO